UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

ADTRAN, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-24612	63-0918200
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

(Address of principal executive offices, including zip code)

(256) 963-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of ADTRAN, Inc. (the “Company”) established corporate financial targets under the ADTRAN, Inc. Management Incentive Bonus Plan. The targets are based on the Company’s achievement of a minimum level of after-tax earnings per share for fiscal year 2007. If the fiscal year 2007 minimum earnings per share is achieved, the Committee may award bonuses as a percentage of base salary relative to the amount by which the earnings per share exceeds the minimum target level.

If the minimum level of earnings per share is attained, the annual incentive award is 10% of base salary for the chief executive officer, chief operating officer and senior vice presidents (with 1% increases relative to specified earnings per share increases above the minimum level) and 5% of base salary for the vice presidents (with one-half percent increases relative to specified earnings per share increases above the minimum level). If a second, higher earnings per share level is achieved, the target award is 24% of base salary for the chief executive officer, chief operating officer and senior vice presidents (with 2% increases relative to specified earnings per share increases above the higher level) and 12% of base salary for the vice presidents (with 1% increases relative to specified earnings per share increases above the higher level). The maximum performance award may not exceed 100% of base salary for the chief executive officer, chief operating officer or senior vice presidents, and may not exceed 50% of base salary for any vice president. If the minimum performance measure is not met, then no performance awards will be paid. The Committee retains the discretion to reduce any performance award below the amount established under the formula, and all awards are subject to final approval by the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTRAN, INC.
(Registrant)

Date: February 23, 2007	/s/ James E. Matthews
James E. Matthews Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary